Exhibit 10.59

Summary of Non-Employee Director Cash Compensation Arrangements

Annual Cash Retainer:	$50,000 (chair)
$20,000 (other directors)
Annual Committee Fee:	$3,000

Annual Committee Chair Fee:	$5,000